COVER LETTER

TO: Amendment Section
Division of Corporations

NAME OF CORPORATION: Premier Nursing Products Corp.

DOCUMENT NUMBER: P07000003495

The enclosed ***Articles of Amendment*** and fee are submitted for filing.

Please return all correspondence concerning this matter to the following:

Sheldon R. Rose
(Name of Contact Person)

Premier Nursing Products Corp.
(Firm/ Company)

8990 Wembley Court
(Address)

Sarasota, FL 34238
(City/ State and Zip Code)

For further information concerning this matter, please call:

Sheldon R. Rose at (941) 966-6955
(Name of Contact Person) (Area Code & Daytime Telephone Number)

Enclosed is a check for the following amount:

☑ $35 Filing Fee

☐ $43.75 Filing Fee & Certificate of Status

☐ $43.75 Filing Fee & Certified Copy (Additional copy is enclosed)

☐ $52.50 Filing Fee Certificate of Status Certified Copy (Additional Copy is enclosed)

Mailing Address
Amendment Section
Division of Corporations
P.O. Box 6327
Tallahassee, FL 32314

Street Address
Amendment Section
Division of Corporations
Clifton Building
2661 Executive Center Circle
Tallahassee, FL 32301

Articles of Amendment
to
Articles of Incorporation
of

Premier Nursing Products Corp.

(Name of corporation as currently filed with the Florida Dept. of State)

P07000003495

(Document number of corporation (if known))

Pursuant to the provisions of section 607.1006, Florida Statutes, this ***Florida Profit Corporation*** adopts the following amendment(s) to its Articles of Incorporation:

NEW CORPORATE NAME (if changing):

(Must contain the word "corporation," "company," or "incorporated" or the abbreviation "Corp.," "Inc.," or "Co.")
(A professional corporation must contain the word "chartered", "professional association," or the abbreviation "P.A.")

AMENDMENTS ADOPTED- (OTHER THAN NAME CHANGE) Indicate Article Number(s) and/or Article Title(s) being amended, added or deleted: (BE SPECIFIC)

Article 8. Capitalization

8.1 Authorized Shares

Change FROM 100,000,000(One Hundred Million Shares)

TO 250,000,000(Two Hundred and Fifty Million Shares)

Par Value

Change FROM ($.001)

TO ($.0001)

Aggregate Par Value

Common: Change FROM ($10,000) TO ($25,000) Preferred: FROM ($2,000) TO ($1,000)

(Attach additional pages if necessary)

If an amendment provides for exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself: (if not applicable, indicate N/A)

N/A

(continued)

The date of each amendment(s) adoption: May 30, 2008

Effective date if applicable: May 30,2008
(no more than 90 days after amendment file date)

Adoption of Amendment(s) **(CHECK ONE)**

- ☐ The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

- ☐ The amendment(s) was/were approved by the shareholders through voting groups. *The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):*

  "The number of votes cast for the amendment(s) was/were sufficient for approval by ________________________."
  (voting group)

- ☑ The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

- ☐ The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Signature ________________________
(By a director, president or other officer - if directors or officers have not been selected, by an incorporator - if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)

Sheldon R. Rose
(Typed or printed name of person signing)

Director, CEO
(Title of person signing)

FILING FEE: $35